EXHIBIT 10.25

[Letterhead of Mattel, Inc.]

August 22, 2000

Mr. Bryan Stockton

Dear Bryan:

We are pleased to confirm our offer of employment for the position of Executive Vice President Business Planning & Development, and to outline the various benefits that are available to you as a member of Mattel’s executive team. This offer is contingent upon a start date no later than November 1, 2000.

COMPENSATION

Salary

Your annual base salary will be $500,000 payable on a biweekly basis. You will be eligible for merit increase consideration 18 months from your date of hire.

Signing Bonus

You will receive a signing bonus in the amount of $500,000, less applicable federal and state taxes, to be paid no later than 30 days following your date of hire. If you choose to voluntarily terminate your employment within (2) two years from your date of hire, you will be required to repay this amount based on an annualized proration.

Management Incentive Plan

You will be eligible to participate in the 2000 Management Incentive Plan. Under this plan, you will have the opportunity to earn an annual bonus of up to 75% of your earned salary, with a target of 50%. Awards are paid during the first quarter of the following year and are based on both the performance of the Company and your own individual performance. Since you are joining the Company after January 1, 2000, your incentive will be prorated, based on your earned salary for the year.

Long-Term Incentive Plan

You will be recommended to the Board of Directors’ Compensation/Options Committee for participation in the Long-Term Incentive Plan with a target of $750,000 and a maximum of $1,500,000. This plan is designed to reward Company performance against specific financial objectives.

Mr. Bryan Stockton

Stock Options

You will be eligible for an initial stock option grant in the amount of 100,000 shares, subject to approval by the Board of Directors’ Compensation/Options Committee. The exercise price will be established as the closing market value of Mattel’s common stock as of your date of hire.

In addition, you will be eligible to participate in the Accelerated Option Program and will be issued a front-loaded two-year grant of 125,000 shares, subject to approval by the Board of Directors’ Compensation/Options Committee. The exercise price will be the closing price on the first trading day that the stock price exceeds a 15% premium from the closing stock price as of your date of hire. The options vest semi-annually over three years and include accelerated stock performance vesting provisions. Your next stock option grant would be in the first quarter 2003.

Supplemental Executive Retirement Plan

You will be eligible for a special retirement plan which provides for a maximum benefit of 35% of the average of your final three years’ compensation (including both base salary and management incentive bonus), payable at age 60 with at least twenty years of service. Reduced benefits are available as early as age 55 with a minimum of five years of service. The benefit is paid over your lifetime with alternative payment elections available.

Car Allowance

You will be eligible for a Company car with a value of up to $40,000. You may select a vehicle of greater value; however, you must defray the amount in excess of the limit. The Company will also provide a gasoline credit card and will cover maintenance and insurance costs on the vehicle. As an alternative, you may receive a monthly auto allowance in the amount of $1,150, along with a gasoline credit card. At year-end, the value of this benefit will be reported on your W-2, as required by IRS regulations.

Financial Counseling

You will be eligible to participate in the Company’s financial counseling program, currently administered by The AYCO Company.

Deferred Compensation

As an executive, you are eligible to participate in the Company’s Deferred Compensation Plan. Under this plan, you may elect to defer a portion of your salary or bonus, with various investment and payment options available.

Mr. Bryan Stockton

BENEFITS

You, and your eligible dependents, if applicable, will be eligible for the following coverages:

• Medical	• Life Insurance – 2 x base salary

• Dental	• Accidental Death & Dismemberment – 2 x base salary

• Vision	• Business Travel Coverage — $1,000,000

• Prescription	• Short & Long-Term Disability

You will be enrolled in the Mattel Personal Investment Plan (PIP), which is a 401(k) retirement/savings plan. The plan offers both Company Automatic and Matching contribution provisions as outlined below:

•	Company Automatic Contributions

The Company will make automatic contributions to your account ranging from 3% to 8% of your salary, based on age.

•	Company Matching Provision

The Company will match up to the first 6% of pay you contribute to your PIP account on a dollar-for-dollar basis up to 2% of your annual salary and on a fifty-cents-on-the-dollar basis for up to the next 4% of your salary.

As an executive, you are eligible for an annual, comprehensive physical examination at the Company’s expense.

RELOCATION

The Company will assist you with your relocation including providing the services of a corporate-based relocation specialist, Janice Solis. Janice will be available to assist you with the sale of your home as well as travel arrangements, temporary accommodations, movement of household goods, expense reimbursements, etc. Please contact her at (310) 252-3135, as needed.

Traveling to New Location

The Company will provide round-trip coach airfare for you and your spouse for house hunting in your new location. Subsequently, coach airfare for you, (your spouse and eligible dependents) will be provided when you move to your new location. Reasonable airfare to the new location will be reimbursed for you up to a period of one year or until your family permanently relocates – whichever is earlier.

Mr. Bryan Stockton

Movement of Household Goods

The Company will pay for packing and shipping a maximum of 18,000 pounds of household goods and personal belongings to your new location. In addition, the Company will provide for the shipment of two (2) automobiles.

Storage

In the event permanent housing is not available, the Company will pay for temporary storage of household goods at the point of destination for a maximum of 60 days. One pick-up and one delivery of goods will be authorized.

Temporary Living

In the event permanent housing is not ready upon your arrival in your new location, the Company will provide temporary housing for you and your family for up to 60 days. In order to cover the incremental expenses associated with this type of arrangement, the Company will pay a weekly subsidy of up to $250, based on the number of persons living in the temporary arrangement at any given time, for a maximum of eight weeks. If necessary, the Company will provide you with a rental car for a maximum of 60 days.

Sale of Present Home

The Company will reimburse you for the real estate commission and certain other closing costs involved in the sale of your current home, if you sell it within one year from your date of hire. The Company also offers marketing assistance designed to help you and your real estate agent market your home within a reasonable timeframe.

If you obtain an offer that results in the sale of your present home, an incentive in the amount of 3% of the final sales price up to a maximum of $20,000, less applicable taxes will be paid to you. If you are unable to sell your home, the Company will guarantee the sale via a home buying service. This guaranteed offer would be based on two independent appraisals.

Purchase of Home at New Location

The Company will reimburse you for certain closing costs involved in the purchase of a home at the new location, if purchased within one year from your date of hire.

Miscellaneous Expense Allowance

In order to cover incidentals and miscellaneous expenses associated with your relocation and move, the company will provide a miscellaneous expense allowance in the amount of one months gross salary, up to a maximum of $15,000, less federal and state taxes, at the time you move into your permanent housing.

Mr. Bryan Stockton

Taxation of Relocation Benefits

Internal Revenue Service regulations require that all reimbursed expenses for relocation be “reported as income and that appropriate taxes be withheld at the time payment is made.” You will be able to declare a deduction for some of these reimbursed expenses when you file your annual income tax return. A record of all relocation expenses will be provided to you at the end of the tax year.

In order to assist you in alleviating your tax burden, the company will pay federal, state and Medicare withholding taxes based on your annual salary for relocation expenses which are nondeductible, based on IRS interpretations. Payroll will allocate this withholding to the applicable tax office and will report it to you as extra income and as tax withheld.

If you voluntarily terminate your employment within one year from your relocation date, you will be required to reimburse the Company for any relocation expenses incurred by the Company on your behalf.

SEVERANCE ARRANGEMENT

In the event your employment is involuntarily terminated from Mattel for reasons other than for cause, you will be provided with a severance package equal to two years of base salary plus twice the average of your last two years’ MIP bonus. If you have not completed two years, the severance would be twice the first years’ MIP. Receipt of the severance package is contingent upon your signing a general release at the time of your termination.

Of course, this offer is contingent upon satisfactory verification of all information as to previous employers and academic institutions attended as well as the signing of a Confidential Information and Inventions Agreement.

Specific compensation and benefits details and plan limitations are provided in Summary Plan Descriptions or Plan Documents and are subject to periodic modification and revision.

You understand that this letter does not imply employment for a specific term and thus your employment is at will; either you or the Company can terminate it at any time, with or without cause. This letter acknowledges there are no oral or written side agreements or representations concerning the term or conditions of employment. Additional details of your employment relationship are contained in our Employment Application.

Mr. Bryan Stockton

Bryan, we are sincerely pleased to extend this offer of employment to you and look forward to hearing from you as soon as possible. If I can answer any questions, please don’t hesitate to call me.

Sincerely,

/s/    ALAN KAYE

Alan Kaye

Senior Vice President

Human Resources & Administration

Agreed and Accepted:

/s/ BRYAN G. STOCKTON	8/20/2000

Bryan G. Stockton	Date